UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
October 25, 2010

American Realty Capital Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland
 (State or Other Jurisdiction of Incorporation)

333-145949	71-1036989
(Commission File Number)	(IRS Employer Identification No.)

106 Old York Road Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

(215) 887-2189 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item2.01	Completion of Acquisition of Assets.

Brown Shoe Company and Payless Shoe Source Distribution Centers

On October 19, 2010, American Realty Capital Trust, Inc. (the “Company”) acquired two free-standing fee-simple distribution facilities from Collective Brands, Inc. located in LeBec, California and Brookville, Ohio.  The tenants of the distribution facilities are Brown Shoe Company and Payless Shoe Source.  Collective Brands, Inc. is the guarantor of the lease to Payless Shoe Source.  The distribution facility for Brown Shoe Company is 655,220 square feet.  The distribution facility for Payless Shoe Source is 801,711 square feet.  The aggregate purchase price for both distribution facilities was approximately $70.2 million.

 The primary lease term for the distribution facility leased to Brown Shoe Company is 20 years with 18.1 years currently remaining.  The primary lease term for the distribution facility leased to Payless Shoe Source is 15 years with 13.4 years currently remaining.  The leases provide for contractual rent escalations of 10% every five years.  The leases also provide for three renewal options of five years each with rent increasing by 10% at each renewal.  The leases are triple net whereby the tenants are required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent.  The annual rent on a straight line basis for the lease to Brown Shoe Company is approximately $2.4 milion.  The annual rent on a straight line basis for the lease to Payless Shoe Source is approximately $4.2 million.

The acquisition was funded with a combination of $28.2 million of proceeds received from a first mortgage loan from Citigroup, proceeds from the sale of the Company’s common stock and an investment of $6.0 million from an an unrelated third party investor.

Mortgage Debt Amount	Rate	Maturity Date

$28,200,000	4.85%	October 2020

Brown Shoe Company, Inc. (NYSE: BWS) manufactures and distributes various branded, licensed, and private-label casual, athletic, and dress footwear products to women, children and men in the United States and internationally.  As of January 31, 2010, the company operated 1,411 retail shoe stores primarily under the Famous Footwear and Naturalizer names.  Its brand portfolio includes: Naturalizer, Franco Sarto, Via Spiga, LifeStride, Etienne Aigner, Dr. Scholl's, Carlos by Carlos Santana, Zodiac, Naya, Fergie, Vera Wang Lavender, Sam Edelman, and Buster Brown.  The company was founded in 1878 and is headquartered in St. Louis, Missouri.

The following financial data was taken from the company’s annual and quarterly reports filed with the Securities and Exchange Commission:

($ in millions)	26 Weeks Ended 07/31/2010	Fiscal Year End 1/30/2010	Fiscal Year End 01/31/2009	Fiscal Year End 02/02/2008
Total Revenue	$1,183.5	$2,241.9	$2,276.3	$2,359.9
Net Income	15.3	9.5	(133.2)	60.4

	07/31/2010	1/30/2010	1/31/2009	2/2/2008
Cash and Equivalents	30.7	125.8	86.9	59.8
Total Assets	1,077.1	1,040.1	1,026.0	1,099.8
Total Liabilities	685.5	628.9	623.8	541.2
Total Stockholder Equity	391.6	411.2	402.2	558.6

Payless Shoe Source is the largest specialty family footwear retailer in the Western Hemisphere. The company has built a  portfolio that includes Airwalk, Dexter, Champion, American Eagle by Payless, SmartFit, Zoe&Zac, designer labels Lela Rose for Payless, Christian Siriano for Payless, alice + olivia for Payless and STPLxAirwalk.  Payless has more than 23,000 global associates and a network of nearly 4,500 stores, in a variety of retail settings, in all 50 U.S. states, as well as in Puerto Rico, Guam, Saipan, the U.S. Virgin Islands, Canada, Central America, the Caribbean, and South America.  The company was founded in 1956 in Topeka, Kansas.

Collective Brands, Inc. (NYSE: PSS), the lease guarantor and Payless Shoe Source’s parent, is among the world’s preeminent footwear, accessory and lifestyle brand companies.  Formed in 2007, Collective Brands Inc. now ranks as the largest non-athletic footwear company in the Western Hemisphere and the largest footwear company in the Western Hemisphere based on retail stores. As a result of the merger, Collective Brands operates three distinctive business units: Payless Shoe Source, Collective Brands Performance + Lifestyle Group, and Collective Licensing International. The Company’s brands include: Stride Rite, Keds, Saucony, Sperry Top-Sider, and Airwalk.

The following financial data was taken from the company’s annual and quarterly reports filed with the Securities and Exchange Commission:

($ in millions)	26 Weeks Ended 07/31/2010	Fiscal Year End 1/30/2010	Fiscal Year End 01/31/2009	Fiscal Year End 02/02/2008
Total Revenue	$1,094.3	$3,307.9	$3,442.0	$3,035.4
Net Income	75.3	82.7	(68.7)	42.7

	07/31/2010	1/30/2010	1/31/2009	2/2/2008
Cash and Equivalents	333.9	393.5	249.3	232.5
Total Assets	2,295.8	2,284.3	2,251.3	2,415.2
Total Liabilities	1,478.4	1,549.1	1,629.0	1,712.3
Total Stockholder Equity	817.4	735.2	622.3	702.9

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: October 25, 2010	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors